                                                        Exhibit 12.2

          UAL Corporation and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges

          and Preferred Stock Dividend Requirements

                                               Six Months Ended
                                                   June 30
                                               1997        1996
                                                 (In Millions)
                                               ----------------
Earnings:

   Earnings before income taxes and
     extraordinary item                       $  559     $  382
   Fixed charges, from below                     546        600
   Undistributed earnings of affiliates          (40)       (32)
   Interest capitalized                          (50)       (39)
                                               -----      -----
     Earnings                                 $1,015     $  911
                                               =====      =====

Fixed charges:

   Interest expense                           $  140     $  159
   Preferred stock dividend requirements          64         52
   Portion of rental expense
    representative of the interest factor        342        389
                                               -----      -----
     Fixed charges                            $  546     $  600
                                               =====      =====

Ratio of earnings to fixed charges              1.86       1.52
                                               =====      =====
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